Exhibit 99.2

RE2, INC.

STOCK INCENTIVE PLAN OF 2014

Adopted by the Board: December 17, 2014

Approved by the Shareholders: January 13, 2015

Effective Date: December 17, 2014

SECTION 1(a) Establishment.  There is hereby established the RE2, Inc. Stock Incentive Plan of 2014 (the "Plan") pursuant to which the employees, officers, consultants, advisors and/or outside directors of RE2, Inc. (the "Company") or any subsidiary or affiliate of the Company who have made, are continuing to make, or are expected to make contributions to the growth, development and future financial success of the Company may be granted shares of common stock of the Company or options to purchase such shares (“Awards”), in order to secure for the Company the advantages of the incentive and sense of proprietorship inherent in stock ownership by such persons.

(b) Successor to and Continuation of Prior Plan.

(i) The Plan is the successor to and continuation of the RE2, Inc. 2005 STOCK OPTION PLAN AMENDED AND RESTATED (5-7-07) (the "Prior Plan"). From and after the Effective Date (as set forth above) (“Prior Plan Termination Date”), no additional stock awards will be granted under the Prior Plan. All stock awards granted under the Prior Plan remain subject to the terms of the Prior Plan. All Awards granted on or after 12:01 a.m. Eastern Time on the Effective Date are subject to the terms of this Plan.

(ii) Any shares that would otherwise remain available for future grants under the Prior Plan on the Prior Plan Termination Date shall cease to be available under the Prior Plan at such time. Instead, that number of shares of Common Stock equal to the number of shares of common stock of the Company then available for future grants under the Prior Plan (the "Reserve Shares") shall be available for grants and issuance pursuant to Stock Awards under this Plan as set forth in Section 5 below.

(iii) From and after the Effective Date, a number of shares of Common Stock equal to the total number of shares of common stock subject to outstanding stock awards granted under the Prior Plan that: (A) expire or terminate for any reason prior to exercise or settlement; (B) are forfeited because of the failure to meet a contingency or condition required to vest such shares; (C) are repurchased upon the termination of an Employee’s employment, or (D) are otherwise reacquired or are withheld (or not issued) to satisfy a tax withholding obligation in connection with an award (the "Returning Shares") will immediately be added to the Share Reserve (as further described in Section 5 below) as and when such shares become Returning Shares (up to the maximum number set forth in Section 5), and become available for issuance pursuant to Awards granted hereunder.

SECTION 2Duration.  All options or awards granted by the Company under this Plan must be granted within ten (10) years from the Effective Date.  Any options outstanding after such date shall remain exercisable to the extent provided in Section 14 hereof.

SECTION 3Administration.  (a) The Plan shall be administered by the Board of Directors or by a committee of the Board to which such authority is delegated by the Board (the “Administrator”); provided; however; that the Board of Directors of the Company shall:

(i) approve each option or award;

(ii) determine the Fair Market Value of the Company’s Common Stock when and as required by the Plan and applicable law;

(iii) have the power to suspend or terminate the Plan at any time, and to amend the Plan in any respect the Board deems necessary or advisable as provided in Section 14 hereof; and

(iv) submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding "incentive stock options".

(b)  Subject to the provisions of the Plan and approval of any grant or award by the Board of Directors, the Administrator is authorized to determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive Common Stock under the Award; and (E) the number of shares of Common Stock subject to an Award.

(c)  The Administrator may in its discretion (i) vary the times and methods of exercise, (ii) accelerate the exercisability of any option or award, or (iii) extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate, notwithstanding that for incentive stock options, such extension would cause the option to no longer comply with the qualifications under Section 422 of the Code.

(d)  The Administrator is also authorized to interpret the Plan and to establish and amend rules and regulations to interpret the Plan and to take such other actions in administration of the Plan as it shall deem proper, including interpretation of any stock option or stock award agreement.  All determinations by the Administrator shall be final and binding upon the Company and the Participants hereunder.

SECTION 4Eligibility.  Those employees, officers, consultants, advisors and outside directors of the Company who have made and/or are in a position to make contributions to the continued growth, development and future success of the Company or any subsidiary or affiliate of the Company shall be eligible to participate in the Plan.  The Administrator shall make recommendations as to those persons to whom options or awards shall be granted (each, a “Participant”) and determine the number of shares to be included in such options or awards.  No persons shall have any right to receive an option or award, except as the Administrator shall determine, and the Board shall approve.

SECTION 5Shares Subject to the Plan.  (a) The Administrator may grant Awards pursuant to the Plan in the aggregate amount of up to 2,400,000 shares of common stock of the Company (the "Total Shares"). The Total Shares include without limitation: (A) the

Reserve Shares, and (B) the Returning Shares, if any, in an amount not to exceed [840,662] shares (if and when the Returning Shares ever become available for grant under this Plan). Shares subject to Awards may be either authorized and unissued shares or shares held in the Treasury of the Company.  To the extent that options granted under the Plan shall expire or terminate without being exercised, shares covered, thereby as well as any shares repurchased pursuant hereto, shall remain available for purposes of the Plan.

(b)  For clarity, the Total Shares are limitations on the number of shares of Common Stock that may be issued (or issued as Incentive Stock Options) under the Plan. As a single share may be subject to grant more than once (e.g., if a share subject to a Stock Award is forfeited, it may be made subject to grant again as provided in Section 3(b) below), the Share Reserve are not limits on the number of Stock Awards or Incentive Stock Options that can be granted.

SECTION 6Types of Awards.  The Plan provides for the grant or award of (A) Options; (B) Restricted Stock Awards; and (C) Other Stock Awards. Options granted pursuant to the Plan may be either options that are intended to constitute and be treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter called "Incentive Stock Options") or options that are not intended to constitute and be treated as Incentive Stock Options (hereinafter called "Non-Statutory Stock Options"); provided, however, that only employees will be entitled to receive Incentive Stock Options.

SECTION 7Authority of Administrator.  The Administrator, in its discretion, may permit a Participant voluntarily to surrender for cancellation an option granted under the Plan or the Prior Plan, such surrender to be conditioned upon the granting to such Participant of a new option under the Plan for the same or a different number of shares as the option surrendered, or may require such surrender as a condition precedent to the grant of a new option to such Participant. Any such new option shall be exercisable at the price, during the period, and in accordance with any other terms and conditions specified by the Administrator at the time the new option is granted, without regard to the price, period of exercise, or any other terms or conditions of the option surrendered for cancellation. The grant of such new option shall not be deemed an amendment of the Plan or the option surrendered. For purposes of Section 5 hereof, options so surrendered for cancellation shall be deemed to have terminated without being exercised.

SECTION 8Terms of Options and Awards.  Each option or award granted under the Plan shall be evidenced by an agreement between the Company and the Participant designating the option or award as either an Incentive Stock Option, a Non-Statutory Stock Option, a Restricted Stock Award or an Other Stock Award and shall be subject to the following terms and conditions:

(a)Subject to adjustment as provided in Section 9 of this Plan, the price at which each share covered by an option may be purchased (the “Option Price” or “Exercise Price”) shall be determined in each case by the Administrator but, in the case of any Option, shall not be less than the fair market value thereof at the time the option is granted as determined by the Board in conformity with Section 13 hereof ("Fair Market Value").  If a Participant owns (or is deemed to own under applicable provisions of the Code and rules and regulations promulgated thereunder) more than 10% of the combined voting power of all classes of the stock of the Company and an option granted to such Participant is intended to qualify as an Incentive Stock Option, the Option Price shall be no less than 110% of the Fair Market Value of the shares covered by the option on the date the option is granted.

(b)Restricted Stock Awards may be made of the Company’s Common Stock, with the following terms, each of which is incorporated by reference into any Restricted Stock Award Agreement that does not expressly provide for a different term:

(i) A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Shares shall cease to be Restricted Shares on a schedule established by the Administrator, but, if not otherwise established, equal to 25% per year measured from the date of award;

(iii) Upon termination of employment, the Participant will sell to the Company, at the election of the Company exercised within ninety (90) days of such termination any Shares that are still Restricted Shares on that date, at the purchase price;

(iv) Restricted Shares may not be sold, assigned, pledged, exchanged or otherwise transferred except for resale to the Company. Shares as to which restrictions (including the Company’s right of repurchase) have lapsed may be transferred to Permitted Transferees subject to the requirements of Section 8(c)(ii) hereof; and

(v) Shares as to which restrictions have lapsed shall be otherwise subject to repurchase as provided in subsections (j) and (k) of this Section 8.

(c)(i) Any Incentive Stock Option and the Shares issued pursuant thereto and any Restricted Shares shall be non-transferable, except upon the death of the Participant.  During the lifetime of the Participant, an Incentive Stock Option may only be exercised by the Participant.  After the death of the Participant, any Incentive Stock Option and the Shares issued pursuant thereto or that remain Restricted Shares may only be transferred by will or by the laws of descent and distribution.

(ii) Any Non-Statutory Stock Option and the Shares issued pursuant thereto may be assigned or transferred to a Permitted Transferee (as defined below); provided that the Participant and Permitted Transferee have provided to the Company such evidence as the Company may reasonably request that the Permitted Transferee qualifies as such; and provided that the Permitted Transferee has agreed to be bound by and that the Option and shares received on exercise thereof shall be subject to this Plan, the Participant’s Non-Statutory Option Agreement and the Company’s Shareholders’ Agreement.  For

purposes of this Plan a “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(d)An option may be exercised within such period or periods or on such specific date or dates as may be determined by the Administrator and set forth in the stock option agreement, provided, however, that absent any other vesting schedule, the option will vest 25% on the first anniversary of the grant date, with the remaining shares covered by the option vesting ratably over the next thirty six (36) months; and further provided that:

(i)no option may be exercised after 5:00 p.m. on the date immediately preceding the tenth (10th) anniversary of the date such option is granted (the "Option Expiration Date"); provided, however, that if a Participant owns (or is deemed to own under applicable provisions of the Code and rules and regulations promulgated thereunder) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary corporation of the Company) and an option granted to such Participant is intended to qualify as an Incentive Stock Option, the option by its terms may not be exercisable after the expiration of five (5) years from the date such option is granted;

(ii)Each option and each Restricted Stock Award shall vest in full in the situations set forth below:

(A)immediately prior to the liquidation of the Company;

(B)

on the effective date of a merger, consolidation or other business combination of the Company with another company in which the Company's securities are exchanged, converted or recapitalized into either cash or readily marketable securities of another business entity and in which the shareholders of the Company do not retain more than thirty percent (30%) of the ownership interests of the surviving entity (a "Business Combination"); or

(C)on the effective date of a sale by the Company of substantially all of its assets or a sale by the Company's shareholders of more than seventy percent (70%) (by value) of the outstanding stock of the Company (a "Sale");

(iii)if an employee Participant shall cease to be employed by the Company for cause or a voluntary termination, the option of such employee shall terminate immediately upon such termination and no additional Restricted Stock shall vest;

(iv)if an employee Participant shall cease to be employed by the Company without cause, no additional Restricted Stock shall vest, but any option may be exercised, subject to any limitations imposed pursuant to subparagraph (i), for any vested Shares at any time prior to the Option Expiration Date or within three (3) months of such termination, whichever is the shorter period;

(v)if the Participant shall die, any option may be exercised for any Shares that are vested on the date of death, subject to any limitations imposed pursuant to subparagraph (i) at any time prior to the Option Expiration Date or within one (1) year from the date of death, whichever is the shorter period, and only by the Participant's personal representatives or persons entitled thereto under the Participant's will or the laws of descent and distribution (or, in the case of a Non-Statutory Option, by a Permitted Transferee); and

(vi)if the Participant shall become disabled, any option may be exercised for any Shares that are vested on the date of death, subject to any limitations imposed pursuant to subparagraph (i), at any time prior to the Option Expiration Date or within one (1) year from the date of disability, whichever is the shorter period.

(e)Unless the Shares subject to an option or an award have been registered under the federal and any applicable state securities laws, each Participant (or Permitted Transferee) must represent and warrant at the time of exercise:

(i)that Participant or Participant’s Permitted Transferee is purchasing the Shares for such purchaser’s own account and for investment purposes and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of selling any of the Shares acquired hereunder; and

(ii)that through Participant's relationship with the Company, Participant or Participant’s Permitted Transferee has had access to or possession of, or has had the opportunity to obtain, all information material to the decision to exercise the option and purchase the Shares.

(f)The Option Price of each Share purchased pursuant to an option shall be paid in full in cash or personal check, or, if specifically permitted by the Administrator, by means of a promissory note bearing interest at the applicable federal rate of interest established pursuant to Section 1274 of the Code, as amended. The Administrator in its sole discretion may approve other methods of payment including delivery of Shares owned by the Participant with a value equal to the option price or other ‘cashless’ exercise arrangements.

(g)An option may be exercised only by written request directed to and received by the Chief Executive Officer, Chief Financial Officer or Secretary of the Company at the principal office of the Company, prior to the expiration of the option, accompanied by the payment described in Section 8(e) above.  The certificate for the Shares purchased by such exercise of the option shall be issued and delivered to the person entitled thereto at the principal office of the Company.

(h)In consideration for the granting of each Award, each employee who is a Participant shall agree to be bound by the Company's standard policies regarding confidentiality, assignment of inventions, non-competition and non-solicitation.  Nothing contained in the Plan nor in any stock option or stock award agreement shall confer upon any Participant any right with respect to the continuance of employment by the Company nor interfere in any way with the right of the Company to terminate Participant's employment or change Participant's compensation at any time.

(i)Prior to the closing of sale of the Company’s securities pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended (an ”IPO“), a Business Combination or a Sale, a Participant or any Permitted Transferee, as defined below, shall not otherwise transfer any shares acquired on exercise of options or awarded pursuant to this Plan, except to a Permitted Transferee who acknowledges and agrees to be bound by the provisions of the transferor-Participant's stock option or stock award agreement.  The provisions of this Section 8(i) shall expire upon the closing of an IPO, a Business Combination or a Sale.

(j)If prior to an IPO, a Business Combination or a Sale, an employee Participant's employment ceases, for a period of ninety (90) days after such cessation (or subsequent purchase of the Shares by Participant, if permitted), the Company shall have the right to repurchase all but not less than all of the Shares (a) issued pursuant to the exercise of any option granted to such Participant, or (b) issued to the Participant as a Restricted Stock Award then vested; at Fair Market Value.  Such repurchase may be made by payment of at least ten percent (10%) in cash, with the balance paid pursuant to a three year promissory note with interest at no less than applicable federal rate (as provided in Section 1274 of the Code).

(k) If prior to an IPO, a Business Combination or a Sale, a Participant dies, the Company shall have the right (but not the obligation) to purchase from the estate, heir or administrator or Permitted Transferee of the deceased Participant any Shares acquired hereunder for a period of one hundred and eighty (180) days after the death (or within thirty (30) days of any subsequent exercise of any Option grant to such Participant under this Plan) at the Fair Market Value of such Shares on the date of the Participant’s death.  Such repurchase may be made by payment of at least fifty percent (50%) in cash, with the balance paid pursuant to a three year promissory note with interest at no less than applicable federal rate (as provided in Section 1274 of the Code).

(l)Such other terms and conditions not inconsistent with the foregoing as the Administrator shall from time to time in its sole discretion approve for any or all stock option agreements or stock award agreements including, without limitation, provisions for new grants of options to replace option shares surrendered to exercises an option, allowing Participants to surrender their option rights in exchange for cash, conditions based on the performance of the Company or a portion of the Company, conditions based on the performance of the Participant, or conditions based on a combination thereof.

(m) All Shares acquired upon exercise of the Option or received as a restricted stock award shall be subject to any Shareholders Agreement and other restrictions on transferability then in effect.  It shall be a condition to the issuance by the Company of any Shares to be issued upon the exercise of any stock option or pursuant to a restricted stock award that the Participant or his or her Permitted Transferee consent be bound by the terms and conditions of a Shareholders‘ Agreement among the Company and the other parties from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time) solely for the purpose of being bound by the restrictions and obligations contained in the Shareholders’ Agreement and shall execute such joinder or other agreement as is necessary to so bind such Participant.  The restrictions in the Shareholders’ Agreement are in addition to, not in lieu of, the restrictions set forth herein or in any Option Agreement or restricted stock award agreement.

(n) Other Stock Awards. Other awards of Common Stock, may be granted either alone or in addition to Awards described in the preceding provisions of this Section 8. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

SECTION 9Adjustment to Number and Price of Shares.

(a)If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding option and for each share of Common Stock which may be issued or delivered under the Plan but is not then subject to an outstanding option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchangeable.

(b)No adjustment or substitution provided for in this Section 9 shall require the Company to issue or to sell a fractional share under any stock option agreement and the total adjustment or substitution with respect to each stock option agreement shall be limited accordingly.

(c)In the case of any adjustment or substitution provided for in this Section 9, the option price per share in each outstanding stock option agreement shall be equitably adjusted by the Board of Directors to reflect the greater or lesser number of shares of stock or other securities in which the stock covered by the option may have been changed or which may have been substituted therefore.

SECTION 10Securities Compliance.

(a)Notwithstanding any provision of the Plan or the terms of any stock option agreement issued under the Plan, the Company shall not be required to issue any Shares prior to registration of the Shares subject to the Plan under the Securities Act of 1933 or any applicable state securities laws (the "Acts"), if such registration shall be necessary, or before compliance by the Company and any Participant with any applicable provisions of the Acts or of regulations or rulings thereunder.  Nothing contained herein, or in any stock option agreement, shall confer upon any Participant or any other person, any right to require the Company to undertake at any time the registration under the Acts of any securities issued pursuant to the Plan.

(b)Shares shall not be issued under the Plan to any Participant unless at the time of grant of a stock option or award of stock hereunder such Participant executes two copies of a stock option or stock award agreement (an “Award Agreement”) in regard to such shares and returns one copy to the Company and at the time of exercise remains in compliance with the terms of such agreement. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the award is communicated to, or actually received, accepted or signed by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the award agreement as a result of a clerical error in the papering of the award agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the award agreement.

(c)

Any share certificate issued to a Participant or Permitted Transferee shall contain a restrictive transfer legend referring to the stock option agreement and to any restrictions on Restricted Shares and (unless registered under the Acts) the restrictions on transfer imposed by the Acts.

SECTION 11Withholding.  The Company may require a Participant or Permitted Transferee to deposit with it or authorize the Company to withhold from other payments due the Participant sufficient funds as are determined by the Company to be necessary to allow the Company to meet its tax withholding obligations with respect to the exercise of a stock option or receipt of a restricted stock award and the delivery of Shares pursuant thereto by such Participant.

SECTION 12Definition of Disability.  For the purpose of this Plan and any stock option granted hereunder, disability shall have the meaning set forth in Section 22(e)(3) of the Code, or any successor provision set forth under Section 422 of the Code.

SECTION 13Determination of Fair Market Value.  For the purposes of Section 8, the Fair Market Value of one (1) Share (subject to adjustment pursuant to Section 9) shall be determined by the Board of Directors (in accordance with Sections 422 and/or 409A of the Code to the extent required) for the relevant date of grant, termination or death.

SECTION 14Amendment and Discontinuance.  The Board of Directors may alter, amend, suspend or discontinue the Plan, or to amend any outstanding Award Agreement including, without limitation, adopting amendments relating to Incentive Stock Options and nonqualified deferred compensation under Section 409A of the Code and/or making the Plan or Awards granted under the Plan exempt from or compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. If required by applicable law, and except as provided in Section 9 relating to certain adjustments, the Company will seek shareholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance as Incentive Stock Options under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as otherwise provided in the Plan or an Award Agreement, no amendment of the Plan will materially impair a Participant's rights under an outstanding Award without the Participant's written consent. However, a Participant's rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant's rights. In addition, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant's consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code, or (D) to comply with other applicable laws or listing requirements.

SECTION 15 Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year  exceeds $100,000 (or such other limit established in the Code) or an Incentive Stock Option Agreement otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-statutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

SECTION 16Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code (to the extent applicable to a Participant). Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant's termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

SECTION 17 Compliance with Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes "deferred compensation" under Section 409A of the Code is a "specified employee" for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a "separation from service" (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant's "separation from service" or, if earlier, the date of the Participant's death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

SECTION 18Covenants of the Company. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

SECTION 19Effective Date of Plan.  The Plan became effective upon approval and adoption of the Plan by the Board of Directors on December 17, 2014 and was approved by the shareholders of the Company on January 13, 2015 and shall be effective as of December 17, 2014(the “Effective Date”).

RE2, INC.

INCENTIVE STOCK OPTION AGREEMENT

UNDER RE2 INC.'s STOCK INCENTIVE PLAN OF 2014

CERTIFICATE NUMBER [Certificate ID]

This Agreement is entered into on [Date] (the “Grant Date”) by and between RE2, Inc., a Pennsylvania corporation with a principal place of business at 4925 Harrison St., Pittsburgh, PA  15201 (the “Company” ), and [Shareholder Name] (the “Optionee”).

WHEREAS, the Company desires to grant the Optionee an incentive stock option under the Company’s Stock Incentive Plan of 2014 (the “Plan”) to acquire shares of the Company’s common stock, no par value per share (the “Shares”) with a vesting start date of [Vesting Start Date] (the "Vesting Start Date"); and

WHEREAS, Section 8 of the Plan provides that each option is to be evidenced by an option agreement, setting forth the terms and conditions of the option.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee hereby agree as follows:

1.         Grant of Option.  The Company hereby grants under the Plan and subject to the terms and conditions of the Plan to the Optionee an incentive stock option (the “Option”) to purchase all or any part of an aggregate of [Shares] Shares on the terms and conditions set forth hereinafter.  The Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").  In consideration of the receipt of this Option, the Optionee ratifies his or her agreement to the Company’s standard policies regarding confidentiality, assignment of inventions, non-competition and non-solicitation.

2.         Purchase Price.  The purchase price (“Purchase Price”) for the Shares covered by the Option shall be [Strike Price] per Share.

3.         Time of Exercise of Option.

(a)         The Option shall not be exercisable prior to the first anniversary  of  the Vesting Start Date.  Subject to the provisions of Section 3(b) below, thereafter, the Option shall vest for 25% of the Shares on the first anniversary of the Vesting Start Date, with the remaining Shares vesting in thirty-six (36) equal monthly installments thereafter, such that the Option shall vest for 100% of the Shares on the fourth anniversary of the Vesting Start Date.

(b)         Upon the termination of Optionee’s employment for any reason other than in connection with a liquidation of the Company, a Business Combination or a Sale (each as defined in Section 8(d)(ii) of the Plan), no further installments of the Option shall vest or become exercisable and the rights to exercise shall be as provided in Section 4.

(b)         Notwithstanding the foregoing,  in connection with a liquidation of the Company, a Business Combination or a Sale,  the Option shall vest in full immediately prior to such event

4.         Term of Options; Exercisability.

(a)        Each Option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

(b)        Except as otherwise provided in this Section 4, if the Optionee ceases to be an employee of the Company, the Option granted to the Optionee hereunder shall terminate three (3) months following the day the Optionee ceases to be an employee of the Company, or on the date on which the Option expires by its terms, whichever occurs first.

(c)        If such termination of employment is because the Optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such Option shall terminate on the first anniversary of the date the Optionee ceases to be an employee, or on the date on which the Option expires by its terms, whichever occurs first.

(d)        If such termination of employment is voluntary by the Optionee or because of dismissal for cause (as defined in the Optionee’s Employment Agreement, such Option shall terminate on the day the Optionee ceases to be an employee of the Company, or on the date on which the Option expires by its terms, whichever occurs first.

(e)        Notwithstanding anything herein to the contrary, if such termination of employment is because of the Optionee’s death, such Option shall terminate on the first anniversary of the date of Optionee’s death, or on the date on which the Option expires by its terms, whichever comes first.

5.         Manner of Exercise of Option.

(a)        To the extent that the right to exercise the Option has accrued and is in effect, the Option may be exercised in full or in part by giving written notice to the Company stating the number of Shares exercised and accompanied by payment in full for such Shares.  Payment shall be wholly in cash or by check payable to the order of the Company. Upon such exercise, delivery of a certificate for paid‑up, non‑assessable Shares shall be made at the principal office of the Company to the person exercising the Option, not more than thirty (30) days from the date of receipt of the notice by the Company.

(b)        The Company shall at all times during the term of the Option reserve and keep available such number of Shares of its common stock as will be sufficient to satisfy the requirements of the Option.  The Optionee shall not have any of the rights of a shareholder of the Company in respect of the Shares until one or more certificates for such Shares shall be delivered to him or her upon the due exercise of the Option.

(c)        Unless the Shares subject to the Option have been registered under the federal and any applicable state securities laws, Optionee (or the Optionee’s permitted successor in the case of Optionee’s death) must represent and warrant at the time of exercise:

(i)         that Optionee (or the permitted successor) is purchasing the Shares for such purchaser’s own account and for investment purposes and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of selling any of the Shares acquired hereunder; and

(ii)        that through Optionee’s relationship with the Company, such purchaser has had access to or possession of, or has had the opportunity to obtain, all information material to the decision to exercise the option and purchase the Shares.

6.         Right of Repurchase.  The Optionee agrees that the Company shall have a right of repurchase if Optionee’s Employment is terminated at any time prior to an IPO (as defined in the Plan), a Business Combination or a Sale (the “Right of Repurchase”).

(a)        Except in the case of Optionee’s death, the Company may exercise its Right of Repurchase at any time with ninety (90) days of the termination (or within thirty days of a subsequent exercise of the Option pursuant to Section 4) by providing Optionee a written notice of repurchase at the address set forth below the Optionee’s signature on this Agreement.

(b)        In the case of Optionee’s death, the Company may exercise its Right of Repurchase at any time within on hundred and eighty (180) days of the Optionee’s death (or within ninety (90) days of a subsequent exercise of the Option pursuant to Section 4) by providing Optionee’s representative a written notice of repurchase at the address set forth below the Optionee’s signature on this Agreement, or such new address as such representative shall have provided to the Company.

(c)        The repurchase shall be for all Shares of common stock acquired pursuant to the exercise of the Option.

(d)       The repurchase shall take place on or before the tenth calendar day after written notice is provided to the Optionee (or the Optionee’s representative (as the case may be),

(e)        The repurchase  price per share equal the fair market value of such Common Stock, as determined pursuant to the Plan (the “ Repurchase Price”).

(f)        The Optionee (or the Optionee’s representative) shall sell such shares or other securities to the Company by delivering one or more certificates representing such shares or other securities (with the properly executed instrument of transfer) to the President or Chief Executive Officer of the Company on or before the tenth calendar day after receipt of the written notice of repurchase.

(g)        At the closing of the repurchase, which shall take place at the principal offices of the Company, the Company will pay the aggregate Repurchase Price in total by Company check, or at the Company’s election, through the issuance of a promissory note payable in 36 monthly installments and bearing interest at the then applicable lowest applicable federal rate published by the Internal Revenue Service for obligations of such duration, or a combination thereof.  In the case of repurchase following the Optionee’s death, the note may only be issued for fifty percent (50%) of the Repurchase Price.  In all other repurchases, the note may be issued for up to ninety percent (90%) of the Repurchase Price.

(h)        The Optionee shall provide written notice to the President or Chief Executive Officer and the Secretary of the Company if the Optionee’s residence address changes after the date of this Agreement.  In the absence of written notice from the Optionee to the contrary, notice sent to the Optionee at the address set forth below shall constitute effective notice and delivery.

7.         Non‑Transferability.  The right of the Optionee to exercise the Option shall not be assignable or transferable by the Optionee, and the Option may be exercised during the lifetime of the Optionee only by him or her.  Upon the death of the Optionee, the Option may only be transferred by will or the laws of descent and distribution and may only be exercised to the extent permitted by Section 4(e) by such person(s) entitled to receive such Option.  The Option shall be null and void and without effect upon the bankruptcy of the Optionee or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

8.         Adjustments on Changes in Recapitalization, Reorganization and the Like. Adjustments on changes in recapitalization, reorganization and the like shall be made in accordance with Section 9 of the Plan, as in effect on the date of this Agreement.

9.         No Special Employment Rights.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment of the Optionee for the period within which this Option may be exercised, nor shall the Plan or this Agreement create any duty of the Company or any of its affiliates or other shareholders to the Optionee, comparable to the duties which partners or joint venturers may owe to each other.  However, during the period of the Optionee's employment, the Optionee shall render diligently and faithfully the services which are assigned to the Optionee from time to time by the Board of Directors or by the executive officers of the Company.  The Optionee shall at no time take any action which directly or indirectly would be inconsistent with the best interests of the Company.

10.       Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any Shares which may be purchased by exercise of this Option until exercise of the Option or until exercise.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such exercise.

11.       Withholding Taxes.  Whenever Shares are to be issued upon exercise of this Option, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares.  The Company shall have the right to withhold (or to cause one of the Company's subsidiaries to withhold) from compensation otherwise payable to the Optionee, an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the issuance of such Shares and the delivery of any certificate or certificates of such Shares.

12.       Qualification under Section 422.  It is understood and intended that the Option granted hereunder shall qualify as an “incentive stock option” as defined in Section 422 of the Code.  Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 421 of the Code, no sale or other disposition may be made of any Shares acquired upon exercise of the Option within the one‑year period beginning on the day after the day of the transfer of such Shares to him or her, nor within the two‑year period beginning on the day after the grant of the Option.  If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such Shares within said periods, he or she will notify the Company within thirty (30) days after such disposition.

13.       Execution of Shareholders’ Agreement.  The Optionee acknowledges that the Option and the Shares issuable upon exercise thereof are subject to certain transfer restrictions and other restrictions as more fully set forth in that certain Shareholders' Agreement by and among the Company and its shareholders, as amended or restated from time to time (“Shareholders’ Agreement”).  The Optionee hereby agrees that it shall be a condition to the exercise of the Option that the Optionee execute a counterpart signature page to the Shareholders’ Agreement, evidencing such Optionee’s agreement to be bound  by its terms as a “Shareholder” thereunder.

14.       Amendment and Waiver.  This Agreement may be amended, modified or supplemented, and waivers and consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the parties to this Agreement.

15.       Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts or choice of laws principals thereof.

16.       Notice.  Any notices or other communications required to be given hereunder shall be given by hand delivery or by first class mail with all fees prepaid and addressed, if to the Company, to it at 4925 Harrison St., Pittsburgh, PA  15201, Attn: President, and if to Optionee, to the name and address set forth in the signature page hereto, or such other address as either party may specify in writing from time to time.

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IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

OPTIONEE

Name:  [Shareholder Name]

Sign:    [Shareholder Signature]

Date: [Shareholder Signature Date]

RE2, Inc.

By:  [Third Party Signature][President and CEO]

Date: [Third Party Signature Date][President and CEO]